EXHIBIT 99.4


                           CHANGE IN CONTROL AGREEMENT
                                     FORM B


         THIS AGREEMENT is entered into this _____ day of _______________, 2002 by and between FBL FINANCIAL GROUP, INC., an Iowa corporation (the "Company"), and ____________________________________________________ (the "Executive").

         The Company's Board of Directors (the "Board") has determined that it is in the best interests of the Company and its stockholders to ensure that the Company and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a termination of the Executive's employment in certain circumstances, including following a Change in Control as defined herein. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened termination of the Executive's employment in such circumstances and to provide the Executive with compensation and benefits arrangements upon such a termination which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations who may seek to employ Executive. In order to accomplish these objectives, the Board has caused the Company to enter into this Agreement with the Executive. It is hereby agreed as follows:

1. Definitions. For purposes of this Agreement, the following terms will have the following meanings unless otherwise expressly provided in this Agreement:

         (a) Beneficiary. "Beneficiary" means any individual, trust or other entity named by the Executive to receive the severance payments and benefits payable hereunder in the event of the death of the Executive during the Salary Continuation Period. Executive may designate a Beneficiary to receive such payments and benefits by completing a form provided by the Company and delivering it to the Chairman of the Board of the Company. Executive may change his or her designated Beneficiary at any time (without the consent of any prior Beneficiary) by completing and delivering to the Company a new beneficiary designation form. If a Beneficiary has not been designated by the Executive, or if no designated Beneficiary survives the Executive, then the payment and benefits provided under this Agreement, if any, will be paid to the Executive's estate, which shall be deemed to be Executive's Beneficiary.

         (b)      Board. "Board" means the Board of Directors of the Company.

         (c)      Cause. "Cause" means:

                  (i) the Executive's willful and continued failure to substantially perform the Executive's duties with the Company or its affiliates (other than any such failure resulting from the Executive's incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Company which specifically identifies the manner in which the company believes that the Executive has not substantially performed his or her duties;

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                  (ii)     the final conviction of the Executive of, or an
                           entering of a guilty plea or a plea of no contest by the Executive to, a felony; or

                  (iii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

                           For purposes of this definition, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without a reasonable belief that the action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by the Board, the instructions of a more senior officer of the Company or the advice of counsel to the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliates.

         (d) Change in Control. A "Change in Control" means the occurrence of any one of the following events:

                  (i) any "person" (as defined in Sections 13(d) and 14(d) of U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company, acquires "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act) of securities representing 35% of the combined voting power of the Company; or

                  (ii) during any period of not more than two consecutive years, individuals who, at the beginning of such period, constitute the Board and any new directors (other than any director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsections 1(d)(i), 1(d)(iii), or 1(d)(iv) of this Agreement) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; or

                  (iii) the stockholders of the Company approve and the Company consummates a merger other than (A) a merger that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination


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                           with the ownership of any trustee or other fiduciary
                           holding securities under an employee benefit plan of the Company and any Subsidiary, at least 50% of the combined voting power of all classes of stock of the Company or such surviving entity outstanding immediately after such merger or (B) a merger effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                  (iv) the stockholders of the Company approve and the Company consummates a plan of complete liquidation of the Company or a sale of all or substantially all of the assets of the Company.

         (e) Date of Termination. "Date of Termination" means the date specified in a Notice of Termination pursuant to paragraph 3 hereof, or the Executive's last date as an active employee of the Company and its affiliates before a termination of employment due to death, Disability or other reason, as the case may be.

         (f) Disability. "Disability" means the Executive's total and permanent disability as defined under the terms of the Company's long-term disability plan in effect on the Date of Termination.

         (g) Effective Period. The "Effective Period" means the 24-month period following any Change in Control.

         (h) Good Reason. "Good Reason" means, unless the Executive has consented in writing thereto, the occurrence of any of the following:

                  (i) The assignment to the Executive of any duties inconsistent with the Executive's position, including any change in status, title, authority, duties or responsibilities or any other action which results in a diminution in such status, title, authority, duties or responsibilities, excluding for this purpose (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or the Executive's employer promptly after receipt of notice thereof given by the Executive and
                           (B) changes reasonably related to the termination of the Company's registration under Section 12 of the Exchange Act;

                  (ii) A reduction by the Company or the Executive's employer in the Executive's base salary;

                  (iii) The relocation of the Executive's office to a location more than fifty (50) miles outside West Des Moines, Iowa;

                  (iv) Following a Change in Control, unless a plan providing a substantially similar compensation or benefit is substituted, (A) the failure by the Company or any of its affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the Executive is participating prior to the Change in


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                           Control, or (B) the taking of any action by the
                           Company or any of its affiliates which would adversely affect the Executive's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit; or

                  (v) Following a Change in Control, the failure of the Company or the affiliate of the Company by which the Executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the Executive is employed, to obtain the assumption in writing of the Company's obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company or such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of the Company or such affiliate.

                  For purposes of this Agreement, any determination of "Good Reason" made by the Executive in good faith based upon his reasonable belief and understanding shall be conclusive unless the Company establishes by clear and convincing evidence that such determination was (A) not made in good faith, or (B) not based on a reasonable belief. If the Company contests the Executive's determination, the Company shall nevertheless make the payments as and when prescribed by paragraph 4 of this Agreement, upon receipt of a written undertaking by the Executive to repay (without interest and with no collateral) such amounts upon entry of a final judgment of a court in which the court determines the Executive's decision was not in good faith or was not based on a reasonable belief. The Company must give the Executive written notice of the Company's intent to contest ("Contest Notice") the good faith or reasonable belief of the Executive's determination of Good Reason within fifteen (15) days after the date of the Executive's Notice of Termination given pursuant to paragraph 3, or it shall be barred from contesting the Executive's determination. If the Company provides a timely Contest Notice, (A) the Executive or the Company may seek a declaratory judgment in any Court of appropriate jurisdiction in the State of Iowa with respect to the presence of Good Reason; and (B) the Executive may suspend or cancel the Notice of Termination, either before or after the Company initiates any declaratory judgment action, pending a final decision.

2. Term. The term ("Term") of this Agreement shall commence on the date first above written (the "Commencement Date") and, unless terminated earlier as provided hereunder, shall continue through December 31, 2004; provided, however, that commencing on January 1, 2005 and each January 1st thereafter, the term of this Agreement shall automatically be extended for one additional year, unless at least 90 days prior to such January 1st date, the Company shall have given notice that it does not wish to extend this Agreement. Upon the occurrence of a Change in Control during the term of this Agreement, including any extensions thereof, this Agreement shall automatically be extended until the end of the Effective Period and may not be terminated by the Company during such time.


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3. Notice of Termination.

         (a) Any termination of the Executive's employment by the Company, or by any affiliate of the Company by which the Executive is employed, for Cause, or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with paragraph 11 of this Agreement. For purposes of this Agreement, a "Notice of Termination" for termination of employment for Cause or Good Reason means a written notice which (i) is given at least thirty (30) days prior to the Date of Termination; (ii) indicates the specific termination provision in this Agreement relied upon, (iii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iv) specifies the employment termination date; and (v) allows the recipient of the Notice of Termination at least thirty (30) days to cure the act or omission relied upon in the Notice of Termination. The failure to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the party giving the Notice of Termination hereunder or preclude such party from asserting such fact or circumstance in enforcing its rights hereunder.

         (b) A Termination of Employment of the Executive will not be deemed to be for Cause unless and until there has been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in paragraph 1(c) hereof, and specifying the particulars of such conduct.

         (c) A Termination of Employment of the Executive will not be deemed to be for Good Reason unless the Executive gives the Notice of Termination provided for herein within twelve (12) months after the Executive has actual knowledge of the act or omission of the Company constituting such Good Reason.

4. Obligations of the Company Upon Termination of Executive's Employment Following a Change in Control.

         (a) If, during the Effective Period, the Company terminates the Executive's employment other than for Cause or the Executive terminates employment with the Company for Good Reason, the Company will pay the following to the Executive:

                  (i) Cash in the amount of the Executive's annual base salary through the Date of Termination to the extent not theretofore paid;

                  (ii) Cash in the amount of the target annual bonus that the Executive would receive for the year in which the Date of Termination occurs, pro-rationed by multiplying such bonus amount by the fraction obtained by dividing the number of days in the year through the Date of Termination by 365;


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                  (iii)    Cash in an amount equal to the product of two times
                           the Executive's annual base salary at the greater of
                           (A) the rate in effect at the time Notice of Termination is given or (B) the rate in effect immediately preceding the Change in Control, payable in equal monthly installments over a period of two years following the Date of Termination (the "Salary Continuation Period");

                  (iv) A lump sum cash amount equal to the product of two times the target annual cash bonus in effect for the Executive at the time Notice of Termination is given;

                  (v) The continuation of the provision of health insurance, dental insurance and life insurance benefits for the Salary Continuation Period to the Executive and the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Period or on the Date of Termination, at the election of the Executive; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein will be secondary to those provided under such other plan during such applicable period of eligibility;

                  (vi) The acceleration of vesting and the continued accrual of years of service under any and all defined benefit retirement plans sponsored or maintained by the Company or by any affiliate controlled by the Company, including without limitation the Iowa Farm Bureau Federation and Affiliated Companies Retirement Plan, in effect on and in which the Executive was a participant on the Date of Termination, in each case for the Salary Continuation Period, but in no event beyond the date that the Executive or Executive's spouse begins to receive benefits under such plan; and

                  (vii) The continued accrual of years of service and benefits under the Iowa Farm Bureau Federation Affiliates Supplemental Retirement Plan and the Supplemental Retirement Plan for participants at the Iowa Farm Bureau Federation and Affiliated Companies Retirement Plan for the Salary Continuation Period, but in no event beyond the date that the Executive or the Executive's spouse begins to receive benefits under such plan.

         (b) "Compensation" Under Retirement Plans. Any and all amounts paid under this Agreement in the amount of or otherwise in respect of the Executive's annual base salary and bonuses, whether or not deferred under a deferred compensation plan or program, are intended to be and will be "Compensation" for purposes of determining Compensation under any and all retirement plans sponsored or maintained by the Company or by any affiliate controlled by the Company.


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         (c)      Effect of Termination of Employment other than for Cause or
                  Good Reason. If the Executive's employment is terminated for Cause, or by reason of the Executive's death or Disability during the Term of this Agreement, this Agreement shall terminate automatically on the date of death or, in the event of Disability or Cause, on the Date of Termination. In the event of the Executive's death during the Salary Continuation Period, the severance payments and benefits listed in paragraph 4 of this Agreement will be paid to the Executive's Beneficiary for the remainder of the Salary Continuation Period. If the Executive's employment is terminated by the Company other than for Cause, death or Disability during the term of this Agreement, or if the Executive terminates his employment by the Company other than for death, Disability or Good Reason, this Agreement shall terminate on the Date of Termination.

5. Mitigation of Damages. The Executive will not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as otherwise specifically provided in this Agreement, the amount of any payment provided for under this Agreement will not be reduced by any compensation earned by the Executive as the result of self-employment or employment by another employer or otherwise.

6. Stock Options; Stock Appreciation Right; Stock Bonus; Restricted Stock. The foregoing benefits are intended to be in addition to the value of any options to acquire common stock of the Company, the exercisability of which is accelerated upon a Change in Control pursuant to the terms of the Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan (the "Stock Plan"), any Stock Appreciation Rights, the exercisability of which is accelerated upon a Change in Control pursuant the Stock Plan, any Stock Bonus or restricted stock, the vesting of which is accelerated upon a Change in Control pursuant to the terms of any Stock Award Agreement, and any other incentive or similar plan heretofore or hereafter adopted by the Company.

7. Certain Reduction in Payments.

         (a) For purposes of this Section 7, (i) "Independent Tax Counsel" shall mean a lawyer, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of executive compensation tax law, who will be selected by the Company and will be reasonably acceptable to the Executive, and whose fees and disbursements will be paid by the Company, (ii) "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive (whether paid or payable pursuant to this Agreement or otherwise, but determined without regard to any reductions required by this
                  Section 7); (iii) "Net After Tax Receipt" shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Internal Revenue Code of 1986, as amended (the "Code"), which applied to the Executive's taxable income for the immediately preceding taxable year; (iv)


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                  "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) "Reduced Amount" shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

         (b) Anything in this Agreement to the contrary notwithstanding, in the event the Independent Tax Counsel shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a Reduced Amount. If the Independent Tax Counsel determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount. In the event that the Independent Tax Counsel is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Independent Tax Counsel hereunder).

         (c) If the Independent Tax Counsel determines that aggregate Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of such election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of such Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Independent Tax Counsel under this Section 7 shall be binding upon the Company and the Executive and shall be made within 15 business days of the date of termination of the Executive's employment. As promptly as practicable following such determination, the Company shall pay to or distribute to or for the benefit of the Executive such Payments as are then due to the Executive and shall promptly pay to or distribute to or for the benefit of the Executive in the future such Payments as become due to the Executive.

         (d) While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Independent Tax Counsel hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to


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                  this Agreement could have been so paid or distributed
                  ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Independent Tax Counsel, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Independent Tax Counsel believes has a high probability of success of controlling precedent or other substantial authority determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Independent Tax Counsel, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

8. Confidential Information; Non-solicitation. For the Term of this Agreement and any Salary Continuation Period, the Executive covenants and agrees as follows:

         (a) to hold in a fiduciary capacity for the benefit of the Company and its affiliates all secret, proprietary or confidential material, knowledge, data or any other information relating to the Company or any of its affiliated companies and their respective businesses ("Confidential Information"), which has been obtained by the Executive during the Executive's employment by the Company or any of its affiliated companies and that has not been, is not now and hereafter does not become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), and will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; the Executive further agrees to return to the Company any and all records and documents (and all copies thereof) and all other property belonging to the Company or relating to the Company, its affiliates or their businesses, upon termination of Executive's employment with the Company and its affiliates; and,

         (b) not to solicit or entice any other employee of the Company or its affiliates to leave the Company or its affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its affiliates, nor request or advise a customer or client of the Company or its affiliates to curtail or cancel such customer's business relationship with the Company or its affiliates.


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9. Rights and Remedies Upon Breach.

         (a) The Executive hereby acknowledges and agrees that the provisions contained in paragraph 8 of this Agreement (the "Restrictive Covenants") are reasonable and valid in duration and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants will not thereby be affected and will be given full effect without regard to the invalid portions.

         (b) If the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company will have the following rights and remedies, each of which rights and remedies will be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:

                  (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

                  (ii) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of the Restrictive Covenants.

                  (iii) Cessation of Severance Benefits. The right and remedy to cease any further severance, benefit or other compensation payments under this Agreement to the Executive or the Executive's Beneficiary from and after the commencement of such breach by the Executive.

         (c) The provisions of this subparagraph 9(c) shall apply to any dispute relating to this Agreement and not governed by subparagraph 9(b).

                  (i) Neither the Company nor the Executive may commence any action in any court until the parties have either participated in non-binding mediation under the auspices of an independent mediator, or (if the dispute involves a Notice of Termination or Contest Notice) more than sixty (60) days have elapsed after the date of any applicable Notice of Termination or Contest Notice.

                           Either party may initiate mediation procedures by sending the other party a list of three (3) mediators selected from Blair's ADR List (www.adrlist.com), from which list the receiving party shall designate one person to serve as mediator. The mediation process shall be subject to the customary agreements and confidentiality utilized by members of Blair's ADR List. The cost of mediation shall be borne by the Company.


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                  (ii)     Upon expiration of the time periods prescribed in (i)
                           above, either party may commence action in either the state or Federal courts of the State of Iowa, but not elsewhere. In any such action, (A) each party hereby waives a jury trial; and (B) each party waives any rights to punitive or exemplary damages.

                  (iii) The Company agrees to reimburse the Executive for one-half of the reasonable attorneys fees incurred and paid by the Executive in connection with any dispute relating to this Agreement, but only to the extent such fees do not exceed the lesser of (A) a reasonable hourly rate or (B) $225 per hour; provided, however, that if the Executive prevails in any action and is awarded an amount exceeding 125% of the amount offered to the Employee by the Company prior to the commencement of the action, the Company shall reimburse the Executive for 100% of such fees.

10. Notices. Any notice provided for in this Agreement will be given in writing and will be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, on the date of actual receipt thereof. Notices will be properly addressed to the parties at their respective addresses set forth below or to such other address as either party may later specify by notice to the other in accordance with the provisions of this paragraph:

         If to the Company:

         FBL Financial Group, Inc.
         5400 University Avenue
         West Des Moines, IA 50266
         Attention: Chairman of the Board


         If to the Executive:

         ----------------------------

         ----------------------------

         ----------------------------

11. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, any and all prior employment or severance agreements and related amendments entered into between the Company and the Executive. Furthermore, the severance payments and benefits provided for under this Agreement are separate and apart from and, to the extent they are actually paid, will be in lieu of any payment under any policy of the Company or any of its affiliates regarding severance payments generally.


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


12. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of Iowa (without giving effect to the choice of law provisions thereof), where the employment of the Executive will be deemed, in part, to be performed, and enforcement of this Agreement or any action taken or held with respect to this Agreement will be taken in the courts of appropriate jurisdiction in Iowa.

14. Assignment. This Agreement, and any rights and obligations hereunder, may not be assigned by the Executive and may be assigned by the Company only to any successor in interest, whether by merger, consolidation, acquisition or the like, or to purchasers of substantially all of the assets of the Company.

15. Binding Agreement. This Agreement will inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and his legal representatives.

16. Counterparts. This Agreement may be executed in separate counterparts, each of which when so executed and delivered will be deemed an original, but all of which together will constitute one and the same instrument.

17. Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

18. Authorization. The Company represents and warrants that the Board of Directors of the Company has authorized the execution of this Agreement.

19. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

20. Tax Withholding. The Company will have the right to deduct from all benefits and/or payments made under this Agreement to the Executive any and all taxes required by law to be paid or withheld with respect to such benefits or payments.

21. No Contract of Employment. Nothing contained in this Agreement will be construed as a contract of employment between the Company or any of its affiliates and the Executive, as a right of the Executive to be continued in the employment of the Company or any of its affiliates, or as a limitation of the right of the Company or any of its affiliates to discharge the Executive with or without cause.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FBL FINANCIAL GROUP, INC.                        THE EXECUTIVE

By:
     ----------------------------                ----------------------------
     Craig A. Lang                               [Name]
     Chairman of the Board


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